EXHIBIT 21.1

SUBSIDIARIES OF WYNN RESORTS, LIMITED

Valvino Lamore, LLC
Wynn Design & Development, LLC
Desert Inn Water Company, LLC
Desert Inn Improvement Co.
Wynn Resorts Holdings, LLC
Palo, LLC (a Delaware limited liability company)
Wynn Las Vegas, LLC (dba Le Rêve)
Wynn Completion Guarantor, LLC
Wynn Las Vegas Capital Corp.
Las Vegas Jet, LLC
World Travel, LLC
Toasty, LLC (a Delaware limited liability company)
Rambas Marketing, LLC
Worldwide Wynn, LLC
Kevyn, LLC
Wynn Group Asia, Inc.
Wynn Resorts, International (an Isle of Man corporation)
Wynn Resorts (Macau) Holdings, Ltd. (an Isle of Man corporation – 65.7% of value; 79.3% of votes)
Wynn Resorts (Macau), Ltd. (1)
Wynn Resorts (Macau), S.A. (2) (51%; 39% of capital and 49% of dividends owned by Wynn Resorts International, Ltd.)

All subsidiaries are formed in the State of Nevada and wholly-owned unless otherwise specifically identified.

(1)	A company organized and existing under the laws of Hong Kong Special Administrative Region of the People’s Republic of China

(2)	A company organized and existing under the laws of Macau Special Administrative Region of the People’s Republic of China